As filed with the Securities and Exchange Commission on February 5, 2020

Registration No. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT
Under The Securities Act of 1933

QUANTUM CORPORATION
(Exact name of issuer as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	94-2665054 (I.R.S. Employer Identification No.)

224 Airport Parkway, Suite 550 San Jose, California (Address of principal executive office)	95110 (Zip Code)

Quantum Corporation 2012 Long-Term Incentive Plan Quantum Corporation Employee Stock Purchase Plan
(Full title of the plans)

Regan MacPherson Chief Legal and Compliance Officer Quantum Corporation 224 Airport Parkway, Suite 550 San Jose, California 95110 (408) 944 4000 (Name, address and telephone number of agent for service)	Copy to: James J. Masetti, Esq. Pillsbury Winthrop Shaw Pittman LLP 2550 Hanover Street Palo Alto, CA 94304 (650) 233-4754

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer	☒ Non-accelerated filer	☐ Smaller reporting company
(Do not check if smaller reporting company)
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(b) of the Securities Act. 

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share, issuable under the Quantum Corporation 2012 Long-Term Incentive Plan:	3,000,000 (2)	$6.83	$20,490,000	$2,659.60
Common Stock, par value $0.01 per share, issuable under the Quantum Corporation Employee Stock Purchase Plan:	900,000 (3)	$6.83	$6,147,000	$797.88
Total:	3,900,000			$3,457.48

(1)     Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s Common Stock that become issuable pursuant to the Quantum Corporation 2012 Long-Term Incentive Plan and the Quantum Corporation Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)     Consists of 3,000,000 additional shares of Common Stock that have become available for issuance under an amendment to the Quantum Corporation 2012 Long-Term Incentive Plan, approved by the Registrant’s stockholders on November 13, 2019.

(3)     Consists of 900,000 additional shares of Common Stock that have become available for issuance under an amendment to the Quantum Corporation Employee Stock Purchase Plan, approved by the Registrant’s stockholders on November 13, 2019.

(4)     Calculated pursuant to Rule 457(c) and (h) under the Securities Act, solely for the purposes of calculating the registration fee, based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on February 3, 2020.

QUANTUM CORPORATION
REGISTRATION STATEMENT ON FORM S-8
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    Incorporation of Documents by Reference.
The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement of Quantum Corporation (referred to herein as the “Registrant”):

(a)
Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2019, filed with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on August 6, 2019;

(b)
Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2019, September 30, 2019, June 30, 2019, September 30, 2018 and December 31, 2018 filed with the Commission on January 29, 2020, November 5, 2019, August 6, 2019, August 23, 2019 and August 23, 2019, respectively;

(c)
Registrant’s Current Reports on Form 8-K filed with the Commission on April 2, 2019, April 10, 2019, April 11, 2019 (Item 5.02 only), April 16, 2019, May 31, 2019, July 3, 2019, September 9, 2019, September 11, 2019, October 16, 2019 (Item 5.02 only), November 8, 2019, November 18, 2019; November 21, 2019, December 2, 2019, December 17, 2019 (Item 5.02 only) and December 23, 2019.

(d)
the description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on July 21, 1999 pursuant to Section 12(b) of the Exchange Act including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold (other than the portions of these documents not deemed to be filed), shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.    Description of Securities.
Not applicable.

ITEM 5.    Interests of Named Experts and Counsel.
Not applicable.

ITEM 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant’s Amended and Restated Certificate of Incorporation contains a provision eliminating the personal liability of the Registrant’s directors to the Registrant or its stockholders for breach of fiduciary duty as a director to the fullest extent permitted by applicable law. The Registrant's Bylaws, as amended, provide for the indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Delaware General Corporation Law, and the Registrant has entered into agreements with its officers, directors and certain key employees implementing such indemnification.

The Registrant has entered into Indemnification Agreements (Exhibit 10.1 to the Registrant’s Annual Report on Form 10-K) with its current and former directors and certain officers, to indemnify directors and officers of the Registrant who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant.

ITEM 7.    Exemption from Registration Claimed.
Not applicable.

ITEM 8.    Exhibits.

Exhibit Number	Description
4.1	Quantum Corporation 2012 Long-Term Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K, filed with the Commission on November 18, 2019).
4.2	Quantum Corporation Employee Stock Purchase Plan, as amended (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K filed with the Commission on November 18, 2019).
4.3	Amended and Restated Certificate of Incorporation of Quantum Corporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed with the Commission on August 16, 2007).
4.3
Certificate of Amendment to the Amended Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 10-Q filed with the Commission on November 9, 2017).

4.4	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed with the Commission on December 5, 2008).
4.5
Certification of Amendment to the Bylaws of Quantum Corporation, as adopted on January 20, 2010 (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed with the Commission on January 26, 2010).

4.6
Certification of Amendment to the Bylaws of Quantum Corporation, as adopted on February 3, 2016 (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed with the Commission on February 8, 2016).

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.
23.1	Consent of Armanino LLP, independent registered public accounting firm.
23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).
24.1	Power of attorney (included in the signature page to this Registration Statement).

ITEM 9.    Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)     to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)      to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the

Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Jose, State of California, on February 4, 2020.

QUANTUM CORPORATION
(Registrant)

By:	/s/ J. Michael Dodson
J. Michael Dodson
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James J. Lerner and J. Michael Dodson, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ James J. Lerner	President, Chief Executive Officer (Principal Executive Officer)	February 4, 2020
James J. Lerner

/s/ J. Michael Dodson	Chief Financial Officer (Principal Financial Officer)	February 4, 2020
J. Michael Dodson

/s/ Lewis Moorehead	Chief Accounting Officer (Principal Accounting Officer)	February 4, 2020
Lewis Moorehead

/s/ Raghavendra Rau	Director	February 4, 2020
Raghavendra Rau

/s/ Marc E. Rothman	Director	February 5, 2020
Marc E. Rothman

/s/ John A. Fichthorn	Director	February 5, 2020
John A. Fichthorn

/s/ Rebecca J. Jacoby	Director	February 4, 2020
Rebecca J. Jacoby